Exhibit 10.40

MAXXAM INC.
TAX ALLOCATION AGREEMENT WITH
THE PACIFIC LUMBER COMPANY,
SCOTIA PACIFIC HOLDING COMPANY AND
SALMON CREEK CORPORATION
OF MARCH 23, 1993

This Agreement is made as of March 23, 1993, between MAXXAM Inc. (“Parent”), a Delaware corporation, The Pacific Lumber Company (“Pacific Lumber”), a Delaware corporation, Scotia Pacific Holding Company (“Scotia”), a Delaware corporation and Salmon Creek Corporation (“Salmon Creek”), a Delaware corporation.

WHEREAS, Pacific Lumber is currently a member of the affiliated group within the meaning of Section 1504(a) of The Internal Revenue Code of 1986 (the “Code”)of which Parent is the common parent corporation (the “Group”); and

WHEREAS, pursuant to a tax allocation agreement dated as of May 21, 1988 (the “May 88 Agreement”), Parent and certain of its then existing subsidiaries including Pacific Lumber established a Tax Allocation Method, as hereinafter defined. As used herein, the term “Tax Allocation Method” shall mean a method for allocating the consolidated tax liability of a group among its members and for reimbursing the group's parent for the payment of such liability; and

WHEREAS, on March 23, 1993, Scotia issued its capital stock to Pacific Lumber (the “Scotia Incorporation”) and on March 23, 1993, Salmon Creek issued its capital stock to Pacific Lumber (the “Salmon Creek Incorporation”); and

WHEREAS, as of March 23, 1993, as a consequence of the Scotia Incorporation, Scotia became a member of the Group and as of March 23, 1993, as a consequence of the Salmon Creek Incorporation,
Salmon Creek became a member of the Group; and

WHEREAS, from time to time, Pacific Lumber may incorporate a Restricted Subsidiary (as hereinafter defined) which may become a member of the Group; and

WHEREAS, Parent, Pacific Lumber, Scotia and Salmon Creek desire to establish a Tax Allocation Method which includes Scotia, Salmon Creek and any Restricted Subsidiary (in the case of a Restricted Subsidiary, as of the time that it becomes a member of the Group).

NOW, THEREFORE, in consideration of the promises and of the mutual agreements and covenants contained herein, Parent, Pacific Lumber, Scotia and Salmon Creek hereby agree as follows:

1.	(a)
Scotia and Salmon Creek agree to be included in, and Parent agrees to file, a consolidated Federal income tax return for all taxable years in which Parent, Scotia and Salmon Creek are eligible to file consolidated returns as part of an affiliated group of corporations as such term is defined in section 1504 of the Code.

(b)
Pacific Lumber shall cause any Restricted Subsidiary to become a party to this Agreement at the time that it becomes a member of the Group. Restricted Subsidiary shall mean a Restricted Subsidiary as defined in the indenture dated as of March 23, 1993 by and between Pacific Lumber and the First National Bank of Boston, as Trustee, for Pacific Lumber's $235 million senior Notes due 2003 (the “Indenture”). Pacific Lumber shall cause any such Restricted Subsidiary to agree to be included in Parent's consolidated Federal income tax return for all taxable years during which such Restricted Subsidiary is eligible to be included in Parent's consolidated Federal income tax return.

2.            All elections relating to the filing of a consolidated Federal income tax return which are required or are available and the computation of the consolidated Federal income tax liability of the Group shall be made by Parent. Scotia and Salmon creek shall execute, and Pacific Lumber shall cause any Restricted Subsidiary which becomes a party to this Agreement to execute, such consents and other documents as are necessary in connection therewith.

3.	(a)
Parent, as the common parent and agent of the Group, shall be responsible for, and shall pay, any consolidated Federal income tax liability of the Group, and has the sole right to any refunds from the Internal Revenue Service.

(b)
Except with respect to any payment to Parent that Salmon Creek or Pacific Lumber is required to make under this Agreement or the May 88 Agreement, or any payment to Scotia that Pacific Lumber is required to make under this Agreement, Parent shall indemnify Salmon Creek, Pacific Lumber and each PL Subgroup Subsidiary (as hereinafter defined) and hold them harmless against all Federal income tax liabilities relating to taxable years of Salmon Creek, Pacific Lumber and each PL Subgroup Subsidiary during which Salmon Creek, Pacific Lumber and each PL Subgroup Subsidiary is or was a member of the Group.

4.	(a)
For purposes of making the computations described herein, Scotia and any Restricted Subsidiary which becomes a member of the Group (each a “PL Subgroup Subsidiary”) shall, together with Pacific Lumber, be treated as an affiliated group of corporations (the “PL Subgroup”), the common parent of which is Pacific Lumber, provided, however, that the PL Subgroup shall only include any subsidiary to the extent that such subsidiary meets the test of affiliation under Section 1504 of the Code as it would apply to the PL Subgroup.

(b)
The computation of the Federal income tax liability of Pacific Lumber under Section 5 of the May 88 Agreement shall be amended effective March 23, 1993 to take into account the taxable income, loss, credits and other tax attributes of each PL Subgroup Subsidiary for taxable periods of such PL Subgroup Subsidiary which are covered by Section 7 of this Agreement, as if Pacific Lumber filed a consolidated return solely with each PL Subgroup Subsidiary for such periods (taking into account all applicable limitations under the Code).  In calculating such liability, all intercompany transactions between PL Subgroup members shall be treated consistent with the consolidated return Treasury Regulations.

(c)	There shall be no Federal income tax liability or refund for Scotia for any taxable period covered by Section 7 of this Agreement.

(d)
Pacific Lumber shall indemnify Scotia and hold it harmless against all Federal income tax liabilities and shall have the sole right to any refunds from the Internal Revenue Service with respect to taxable periods of Scotia which are not covered by Section 7 of this Agreement. The foregoing indemnity is being given solely by Pacific Lumber and neither Parent nor any of the affiliates of Parent, other than Pacific Lumber, shall have any liability or other obligation whatsoever in respect of such indemnity or such Federal income taxes.

5.	(a)
There shall be computed a Federal income tax liability for Salmon Creek for any taxable period of Salmon Creek covered by Section 7 of this Agreement (the “Applicable Period”) as if (i) Salmon Creek had filed a separate return for such period and all prior Applicable Periods (taking into account all limitations which would be applicable to Salmon Creek) and (ii) Salmon Creek was never a member of the Group. In calculating such liability, the separate returns shall be prepared by taking into account all intercompany transactions, including those eliminated by reason of the consolidated return Treasury Regulations.

(b)
If the foregoing calculation results in a Federal income tax liability for Salmon Creek with respect to the Applicable Period, then, in that event, Salmon Creek shall pay such computed income tax liability to Parent in such amounts and at such times as Salmon Creek would have been required to pay to the Internal Revenue Service if it were an unaffiliated corporation making separate estimated payments of tax and filing a separate tax return.

(c)
If the foregoing calculation with respect to the Applicable Period results in a net operating loss that can be carried back to a prior taxable period or periods of Salmon Creek with respect to which Salmon Creek previously made payments to Parent pursuant to the preceding paragraph (b), then, in that event, Parent shall pay Salmon Creek an amount equal to the tax refund to which Salmon Creek would have been entitled if it were an unaffiliated corporation that filed separate income tax returns in respect of all the relevant taxable periods.

(d)
If the foregoing calculation with respect to the Applicable Period results in a net operating loss that cannot be carried back to a prior taxable period or periods of Salmon Creek which respect to which Salmon Creek previously made payments to Parent pursuant to the preceding paragraph (b), then, in that event, such net operating loss shall be a net operating loss carryover to be used by Salmon Creek in computing its Federal income tax liability pursuant to the preceding paragraph (a) for future taxable periods, under the law applicable to net operating loss carryovers in general.

(e)
Any adjustments other than a net operating loss carryback described in paragraph (c) above, for whatever reason (including, without limitation, audits or amended returns), to any item affecting a calculation of tax liabilities under paragraph (a), (b), (c) or (d) above, shall be given effect by redetermining the amount payable by or due to Salmon Creek pursuant to this Agreement as if such adjustment was part of the original determination hereunder and including any interest due to or from the Internal Revenue Service as a result of such adjustment.

6.             The foregoing principles shall apply in similar fashion to any. consolidated state or other local income tax return which the Group may elect or be required to file.

7.             Except with respect to Section 4(d), with respect to Salmon Creek and each PL Subgroup Subsidiary, this Agreement shall be effective for the Group's 1993 taxable period and all subsequent taxable periods (excluding any period of time prior to the date upon which Salmon Creek or such PL Subgroup Subsidiary joined the Group) until the date on which (i) Salmon Creek or such PL Subgroup Subsidiary ceases to be a member of the Group, (ii) the Group no longer remains in existence within the meaning of Treasury Regulation §1.1502-75(a), or (iii) the Group is no longer eligible to file, or is no longer eligible to join in the filing of, a consolidated return for Federal income tax purposes. Prior to or upon termination of this Agreement, the parties may enter into a new agreement, consistent with the provisions of this Agreement, taking into account, among other things, to the extent applicable, the manner in which Salmon Creek or such PL Subgroup Subsidiary ceased to be a member of the Group, the reason that the Group is no longer in existence, or the reason that Parent and Salmon Creek or such PL Subgroup Subsidiary can no longer join in the same consolidated return.

8.             This Agreement is entered into by the parties solely in recognition of the mutual benefits resulting from filing a Federal (or state or other local) consolidated or combined tax return. The respective amounts of tax liability allocated to Salmon Creek and each PL Subgroup Subsidiary for purposes of computing such corporation's earnings and profits for Federal (or any other) income tax purposes may differ from those determined in accordance with this Agreement. Furthermore, any amount treated for Federal (or state or other local) income tax purposes, on account of such a difference, as a contribution to capital or a distribution with respect to stock, or a combination thereof, as the case may be, shall be treated as a contribution to capital, a distribution with respect to stock, or a combination thereof, solely for Federal (or state or other local) income tax purposes.

9.             This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, Parent, Pacific Lumber, Scotia and Salmon Creek have executed this Agreement by authorized officers thereof as of the date first above written.

MAXXAM Inc.

By	/s/ Ronald L. Reman

THE PACIFIC LUMBER COMPANY

By	/s/ Byron L. Wade

SCOTIA PACIFIC HOLDING COMPANY

By	/s/ Paul N. Schwartz

SALMON CREEK CORPORATION

By	/s/ Jacques C. Lazard